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                                                                     Exhibit 4.7

                             AMENDMENT NO. ONE TO
               2001 STOCK-OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
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          THIS AMENDMENT NO. ONE ("Amendment") to the Kindred Healthcare, Inc.
2001 Stock Option Plan for Non-Employee Directors (the "Plan") is adopted on the 21st day of June, 2001.

          Reason for Amendment.  This Amendment is intended to allow for certain
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transfers of options granted thereunder by optionees to the entities that nominated such optionees to serve on the Board, effective as of the date hereof.

          Amendment.  Section 4.3 of the Plan is hereby replaced in its entirety
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with the following:

               4.3 Restrictions on Transferability of Options. During the lifetime of the Optionee, each Option shall be exercisable only by the Optionee and is non-transferable and will not be subject in any manner to sale, transfer, alienation, pledge, encumbrance or charge; provided, however, that in the event a Non-Employee Director eligible
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          to receive an Option was nominated to or chosen to serve on the Board pursuant to an arrangement between the Company and another Person, such Non-Employee Director may, upon notice in writing to the Board, direct the initial issuance of the Option (and any subsequent issuances of any Option) to such other Person (irrespective of Section 4.1) or transfer his Option to such other Person (following an issuance or transfer under such circumstances, such other Person shall be a "Permitted Transferee"). In addition, upon the death of the Optionee, such Optionee's Options shall be transferable to his beneficiaries or his estate (such beneficiary or estate shall also be referred to herein as a "Permitted Transferee"). Following such issuance or transfer, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of the Plan (excluding Section
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          4.2) the term "Optionee" shall be deemed to refer to the Permitted
          Transferee. The provisions of Section 4.2 concerning the termination of an Option shall continue to apply following any issuance or transfer permitted by this Section 4.3 based on the status of the original Optionee. Accordingly, any such Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Option Agreement or this Plan.

          IN WITNESS WHEREOF, Kindred Healthcare, Inc. has executed this instrument on the date first above written.

                                    KINDRED HEALTHCARE, INC.


                                    By: /s/ Edward L. Kuntz
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                                            Edward L. Kuntz, Chairman, Chief
                                            Executive Officer and President